Exhibit 99.1

News Release

Media contact:	Investor contact:
Mike Jacobsen +1 330 490 3796 jacobsm1@diebold.com	John Kristoff +1 330 490 5900 kristoj@diebold.com

FOR IMMEDIATE RELEASE:
November 2, 2005

MOORE NAMED VICE PRESIDENT, CORPORATE CONTROLLER

NORTH CANTON, Ohio – Diebold, Incorporated, a global leader in providing integrated self-service delivery systems, security and services, announced that Michael R. Moore has been named vice president and corporate controller. He previously filled this role on an interim basis. Moore will be responsible for the company’s global accounting functions, financial reporting and internal financial control infrastructure. He is also responsible for the company’s compliance with SEC and other external reporting requirements.

“I am very pleased that we have someone with Mike’s level of experience prepared to take on the role of corporate controller,” said Kevin J. Krakora, vice president and chief financial officer. “Mike’s skills, thorough knowledge of our global internal processes and strong leadership abilities will help strengthen our most critical financial operations.”

Moore joined Diebold in 1984 as an internal auditor. He has held various management-level finance positions within the company, including director of corporate planning and analysis; financial controller, Diebold International; and chief financial officer of Diebold’s operation in Brazil (Procomp). A native of Akron, Ohio, Moore earned a bachelor’s degree in business administration from Muskingum College, New Concord, Ohio, and a master’s degree in business administration from the University of Akron. He also is a certified public accountant.

Diebold, Incorporated is a global leader in providing integrated self-service delivery systems, security and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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PR/3207